Exhibit 10.1

SEPARATION AND EMPLOYMENT AGREEMENT

This SEPARATION AND EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Bally Gaming, Inc. d/b/a Bally Technologies, and its affiliates and subsidiaries (the “Company”) and John Connelly, on behalf of himself, his marital community and his respective heirs or assigns (“Connelly” or “You”), and shall be effective on the date last signed by the parties, as indicated below.

WHEREAS, Connelly has acted as a consultant for the Company; Connelly and the Company wish to set forth terms and conditions of his employment relationship with the Company, along with related rights and obligations of the parties; and, Connelly and the Company wish to resolve all matters related to Connelly’s consultancy with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE,  in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.             Employment Obligations and Termination of Consultancy.

1.1          Duties and Services. This offer of employment from the Company is for the position of Vice President, Business Development reporting to the CEO and/or his designee from time to time. Your duties will include new market development, M&A activities, and special projects from time to time directed by the CEO or the COO. Your employment will be located in Las Vegas, Nevada, and you will be required to serve and perform such duties on a best efforts basis at such times and places, and in such manner as the Company may from time to time direct.

1.2          Commencement of Employment. If accepted, your employment with the Company shall commence on March 31, 2011, or such other date as the Company and Connelly agree (the “Commencement Date”).

1.3         The Company’s entry into, and performance of, this Agreement shall be conditional upon:

(a)      Receipt by the Company of an executed acknowledgment and waiver from Zest Gaming, S.p.A., which has been provided to Connelly concurrently with this Agreement;

(b)      Receipt by the Company of an executed non-competition agreement (the “Non-Compete”) and patent secrecy agreement from Connelly; and

(c)      Successful completion of an employment application and background investigation, drug test, and proof of eligibility to work in the United States.

The Parties’ entry into this Agreement, and ongoing participation in this Agreement, shall be at all times subject to compliance and regulatory approval, as well as the approval of the compliance committee for Bally Technologies, Inc.

1.4         This offer is not intended to, and if accepted, will not create an employment contract for any specific term. Connelly will be employed as an at-will employee, and his employment shall continue for such time as the Company is in need of, or desirous of, his services. The duration of employment is unspecific and rests within the sole discretion of the Company.

1.5          Termination of Consultancy. Connelly and the Company agree that Connelly’s consultancy with the Company, and the Separation and Consulting Agreement between the Company and Connelly, dated July 2, 2010 (the “Consulting Agreement”), shall terminate effective as of March 30, 2011 (the “Consultancy Termination Date”). The parties agree that any and all obligations either party has to the other under the Consulting Agreement shall terminate as of the Consultancy Termination Date, and, effective as of the Consultancy Termination Date, Connelly specifically waives, and releases the Company from, any right he has to remuneration for services, bonuses, fees, commissions, incentives, or any other compensation under or in connection with the Consulting Agreement.

2.                                      Payments; Benefits.

2.1         Salary. Connelly will receive compensation during his employment at the rate of $8,653.85 bi-weekly, which equates to $225,000 annually, paid in accordance with the Company’s regular payroll practices and subject to applicable withholding.

2.2         FY2012 MIP. Effective July 1, 2011, Connelly will be eligible for the Company’s Management Incentive Program (“MIP”), which along with all Company incentive programs is subject to change at any time. The MIP will entitle Connelly to receive a target performance bonus currently at 50% of base salary, on the terms and conditions similar to MIP for the Company’s senior staff. Connelly will be subject to the terms and conditions of the MIP, which will be provided to him separately from this Agreement, and he will receive additional details regarding the FY2012 MIP from the Human Resources Department once the annual MIP is announced.

2.3         FY2012 Quarterly Bonus. Effective July 1, 2011, Connelly shall be provided with a quarterly bonus program with target annual compensation of up to $150,000, with a maximum target of 150% ($225,000), in the aggregate over the course of each year of his service with the Company, which amounts shall be paid as follows, and provided that certain criteria specified by the Company has been achieved by Connelly with respect to each quarterly bonus:

(a)          The first bonus shall be for the period beginning March 25, 2011, and ending on September 30, 2011, which amount shall be equal to 5/3 of the first quarter result. Such payment shall be made to Connelly within a reasonable period of time after the termination of this time period, and in no event shall such payment be made later than March 15 of the calendar year following the calendar year in which the applicable time period terminates. By means of example only, if Connelly’s earned quarter bonus for the first quarter during the period specified is $37,500, then, within a reasonable time after the end of this first bonus period, he shall be paid $62,500.

(b)          Subsequent bonuses, if any, shall be paid quarterly in equal increments, within a reasonable period of time after the termination of the quarter for which such quarterly bonus payment shall be made, and in no event shall such payment be made later than March 15 of the calendar year following the calendar year in which the applicable time period terminates.

The Company’s quarterly bonus plan will be based, in part, on overall Company-wide Revenue and Gross Margin. The Company may change quarterly bonus target metrics from time to time, and in its sole discretion, to meet business objectives.

2.4         Special Bonus. During the first year of his employment only, Connelly will be eligible for a special bonus of up to $75,000, provided that: Connelly meets the conditions and criteria set forth in Schedule A to this Agreement, which is attached hereto. To the extent earned, payment of each of the special bonuses described on Schedule A shall be made within a reasonable period of time following the date earned. To the extent unearned on, or prior to, the dates specified in Schedule A, the special bonuses to which Connelly is eligible under this Section 2.4 and Schedule A shall be forfeited.

2.5          Equity Awards.

(a)           On the Commencement Date, Connelly shall be granted an award of restricted stock covering a number of shares of Bally Technologies, Inc. common stock equal to $500,000, based on the closing price of the common stock for Bally Technologies, Inc., on the Commencement Date. Such restricted stock shall vest, subject to Connelly’s continuous employment with the Company through each such date, as follows: (i) 50% of the shares subject to the award shall vest on the second anniversary of the Commencement Date; and (ii) 25% of the shares subject to the award shall vest on each of the third and fourth anniversaries of the Commencement Date.

(b)           On the Commencement Date, Connelly shall be granted an option to acquire shares of Bally Technologies, Inc. common stock having a grant date fair value of $500,000, which shall be determined at the close of business on the Commencement Date, based on the Black-Scholes formula for the cost of options used by the Company for financial reporting purposes. These options will vest, subject to Connelly’s continuous employment with the Company through each such date, with respect 25% of the shares subject to the award on each of the four anniversaries of the Commencement Date.

2.6         Relocation Allowance. Connelly shall be provided a one-time taxable relocation allowance of up to $20,000, which amount shall be included as part of his first pay chevk from the Company, less standard withholdings. Should he resign from his position with the Company at any time within the first year of his employment with the Company, Connelly shall be required to promptly repay this relocation allowance to the Company.

2.7         Vacation Time. Connelly will accrue vacation from his Commencement Date; however, vacation time may not be taken until he has been with the Company for six months. Connelly will be entitled to vacation time in accordance with the Company’s then-current policies, with the exception that he will receive an additional week of vacation per year during each of the first four years of his employment with the Company, for a total of three weeks annually during that time, and all in accordance with the Company’s vacation policy. The times at which Connelly takes vacation shall be determined by mutual agreement.

2.8         Benefits. In addition to salary compensation, Connelly may be eligible to participate in certain employee benefit programs established by the Company upon fulfillment of the eligibility requirements for each such program. Participation in such plans is optional, and employees are required to share a portion of the expense. Life insurance equal to your annual salary, and short term and long-term disability coverage shall be paid for by the Company. The Company also offers a 401 K savings plan to employees after three months of employment with the Company and separately an Employee Stock Purchase Plan (ESPP). The Company reserves the right to modify or discontinue any benefit programs.

2.9         Non-Compete. Upon termination of Connelly’s employment under this Agreement after the Commencement Date by the Company for any reason other than cause (as determined in the sole discretion of the Company), provided that Connelly: (a) continues to observe the obligations more specifically set forth in his Non-Compete; and (b) signs a separation and release of all claims in favor of the Company on termination of his employment for any reason (the “Separation Agreement”), Connelly will be provided six months of salary continuation payments commencing on the date that is 21 days following the date of termination, calculated from his base salary at the time of termination, and payable in US dollars, during regular payroll periods (less standard withholdings, and offset by any income earned from other employment during the period for which the payment is made); and provided further that the Company reserves the right to discontinue such salary continuation payments to the extent that Connelly violates his obligations to the Company under either of the Non-Compete or the Separation Agreement. Connelly agrees that he shall not be provided any additional remuneration in connection with obligations that he has to the Company under either the Non-Compete or the Separation Agreement, and that the salary continuation payments made to Connelly by the Company, as set forth above, are sufficient consideration for purposes of his Non-Compete and the Separation Agreement.

2.10        No Other Benefits. Except as provided in this Agreement, Connelly shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his consultancy, his employment with the Company and/or the termination of his consultancy and/or employment with the Company, and he hereby waives any right to the same.

3.            Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the Subject matter hereof and supersedes all prior agreements between the parties with respect to such matters, unless specifically provided otherwise herein. This Agreement may be modified or amended Only with the written, consent of both parties.

4.            Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

5.            Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

6.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

7.            Governing Law. The laws of the state of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity construction, performance, and effect of this Agreement.

8.            Compliance with Section 409A. The Company believes that this Agreement complies with the requirements of Section 409 A of the Code or an exception thereto, but it does not warrant or guarantee such compliance. The terms of this Agreement shall be interpreted, to the fullest extent possible, to comply with Section 409A of the Code or an exception thereto. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Connelly shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement, Notwithstanding any provision of this Agreement to the contrary, if, at the time of Connelly’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Connelly pursuant to this Agreement would constitute deferred compensation subject to Section 409A that is not otherwise exempt from Section 409A of the Code, no such payment or benefit will be provided under this Agreement until the earlier of (i) the date which is six months after his “separation from service” for any reason other than death, or (ii) the date of his death . The preceding sentence shall only apply to the extent required to avoid Connelly’s incurrence of any penalty tax or interest under Section 409A of the Code. Further, Connelly shall remain responsible for any adverse tax consequences imposed upon him by Section 409A, if any.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

BALLY GAMING, INC. d/b/a		CONNELLY
BALLY TECHNOLOGIES

/s/ Gary Kapral		/s/ John Connelly
John Connelly
Name:	Gary Kapral

Title:	SVP HR	Date:	3/31/2011

Date:	3/31/2011

SCHEDULE A